EXHIBIT 99.2

Pro Forma Financial Information

Introduction

The following unaudited pro forma condensed consolidated financial information gives pro forma effect to an agreement and plan of merger by and among ArthroCare Corporation, Medical Device Alliance Inc. (MDA), and Alpha Merger Sub Corporation, pursuant to which Alpha Merger Sub Corporation was merged with and into MDA, with the separate existence of Alpha Merger Sub Corporation ceasing and MDA continuing as a wholly-owned subsidiary of ArthroCare. This financial information was prepared from, and should be read in conjunction with, the historical consolidated financial statements found in the companies’ annual and quarterly filings, with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 gives effect to the transaction as if it had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 and twelve months ended December 31, 2002, give effect to the transaction as if it had occurred on January 1, 2002.

The unaudited pro forma condensed consolidated financial information was prepared for illustrative purposes only. This information does not purport to represent what the actual results of operations or financial position of ArthroCare would have been if the merger had actually occurred on the dates assumed and does not necessarily indicate what ArthroCare’s future operating results or consolidated financial position will be.

The pro forma adjustments presented in the unaudited pro forma condensed consolidated financial information give effect to estimates made by ArthroCare’s management and assumptions that it believes to be reasonable. The unaudited pro forma condensed consolidated financial information does not take into account any synergies or cost savings which may have occurred as a result of the merger.

Condensed Consolidated Pro Forma Balance Sheet as of September 30, 2003 (in thousands)

	ArthroCare	MDA	Adjustments	Pro Forma
Current Assets:
Cash & Cash Equivalents	$33,692	$5,496	$(14,997)	$24,191
Accounts Receivable, net	19,539	955		20,494
Inventories	32,614	1,277	329	34,220
Prepaid Expenses & Other Current	3,563	18		3,581

Total Current Assets	89,408	7,746	(14,668)	82,486

PP&E, net	21,101	556		21,657
Related Party Receivables	1,205	—		1,205
Intangible assets	6,236	—	9,160	15,396
Goodwill	10,383	3,899	14,866	25,249
			(3,899)
Other assets	4,464	15	3,600	8,079

Total Assets	$132,797	$12,216	$9,059	$154,072

Liabilities
Current Liabilities:
Accounts Payable	$8,474	$542		$9,016
Accrued Liabilities and other current liabilities	10,431	1,937	132	12,500

Total Current Liabilities	18,905	2,479	132	21,516

Long-term debt and other long-term liabilities	159	—	18,664	18,823

Total Liabilities	19,064	2,479	18,796	40,339

Series B redeemable preferred stock	—	4,347	(4,347)	—
Stockholders’ Equity	113,733	5,390	(5,390)	113,733

Total Liabilities and Equity	$132,797	$12,216	$9,059	$154,072

See notes to pro forma condensed consolidated financial information.

Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 2002 (in thousands)

	ArthroCare	MDA	Adjustments	Pro Forma
Total Revenues	$88,787	$3,627	$—	$92,414
Cost of Product Sales	33,409	1,257	—	34,666

Gross Profit	55,378	2,370	—	57,748

Operating expenses:
Research and development	8,826	614	—	9,440
Selling, general and administrative	47,399	5,540	1,260	54,199

Total operating expenses	56,225	6,154	1,260	63,639

Income (loss) from operations	(847)	(3,784)	(1,260)	(5,891)
Other income, net	2,545	28,190	(432)	30,303

Income before income tax provision	1,698	24,406	(1,692)	24,412
Income tax provision	566	10,077	(491)	10,152

Net income	$1,132	$14,329	$(1,201)	$14,260

Basic net income per share	$0.05			$0.66

Shares used in computed basic net income per share	21,467			21,467

Diluted net income per share	$0.05			$0.64

Shares used in computed diluted net income per share	22,330			22,330

Condensed Consolidated Pro Forma Statement of Operations for the nine months ended

September 30, 2003

(in thousands)

	ArthroCare	MDA	Adjustments	Pro Forma
Total Revenues	$86,342	$6,264	$—	$92,606
Cost of Product Sales	26,325	1,272	—	27,597

Gross Profit	60,017	4,992	—	65,009

Operating expenses:
Research and development	8,321	494	—	8,815
Selling, general and administrative	46,593	6,062	945	53,600

Total operating expenses	54,914	6,556	945	62,415

Income (loss) from operations	5,103	(1,564)	(945)	2,594
Other income, net	1,636	(488)	(324)	824

Income (loss) before income tax provision	6,739	(2,052)	(1,269)	3,418
Income tax provision	2,089	404	(368)	2,125

Net income (loss)	$4,650	$(2,456)	$(901)	$1,293

Basic net income per share	$0.22			$0.06

Shares used in computed basic net income per share	20,908			20,908

Diluted net income per share	$0.21			$0.06

Shares used in computed diluted net income per share	21,740			21,740

See notes to pro forma condensed consolidated financial information.

Notes to pro forma condensed consolidated financial information.

Adjustments to Pro Forma Balance Sheet:

For the purpose of this pro forma disclosure, a pro forma allocation of the purchase price to the estimated fair value of the net assets on September 30, 2003 was performed. The actual allocation of the purchase price will be performed based on the estimated fair value at the date of the acquisition. A summary of the pro forma allocation is presented below:

	(000’s)
Purchase consideration:
Cash consideration	$28,356
Acquisition costs	1,641	(1)

	29,997

Estimated fair value of assets acquired:
Book value of assets acquired	9,737
Fair value adjustment for acquired inventory	329
Deferred tax liability	(3,796)
Write off of MDA goodwill	(3,899)
Intangible assets acquired	9,160	(2)

	11,531

Excess of purchase consideration over estimated fair value of assets acquired:	$18,466

(1)	Estimated costs associated with the merger are expected to amount to $1,641,000. Such costs include estimated legal fees of $901,000, estimated accounting fees of $400,000, loan fees of $85,000 and appraisal, printing and other costs of $255,000.

(2)	Estimated intangible assets acquired were based on a third party evaluation and consist of existing technology of $5,500,000, patents and core technology of $1,800,000, customer and supplier relationships of $860,000, trademarks and trade names of $600,000, non-compete agreements of $200,000 and FDA approvals of $200,000. These intangible assets will be amortized over their useful lives, ranging from three years to ten years.

Adjustments to Pro Forma Statements of Operations:

As described above, estimated intangible assets have been added to the pro forma balance sheet. Pro forma amortization of those intangibles, adjusted for income tax effect, has been added to the pro forma statements of operations for the periods shown. In addition, an adjustment has been made for interest expense for the debt used to finance the acquisition.